Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-118205 on Form S-8 and No. 333-150206, No. 333-177119 and No. 333-191064 on Form S-3 of Westlake Chemical Corporation of our report dated October 1, 2014, relating to the consolidated financial statements of Vinnolit Holdings GmbH, Ismaning, and its subsidiaries as of and for the years ended December 31, 2013 and 2012 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the nature and effect of differences between accounting principles generally accepted in Germany and accounting principles generally accepted in the United States of America, discussed in Note G to the consolidated financial statements), and appearing in this Current Report on Amendment No. 1 to Form 8-K of Westlake Chemical Corporation dated July 31, 2014.

/s/ Deloitte & Touche GmbH

Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

October 14, 2014